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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2009

Oglethorpe Power Corporation
(An Electric Membership Corporation)
(Exact name of registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation)	33-7591 (Commission File Number)	58-1211925 (I.R.S. Employer Identification No.)
2100 East Exchange Place Tucker, Georgia (Address of principal executive offices)		30084-5336 (Zip Code)

Registrant's telephone number, including area code: (770) 270-7600

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

        As discussed in a Form 8-K Oglethorpe Power Corporation (An Electric Membership Corporation) ("Oglethorpe") filed with the SEC on November 21, 2008, a Form 8-K/A it filed with the SEC on February 3, 2009 and its Form 10-Q for the quarter ended March 31, 2009, Oglethorpe became obligated to provide replacement credit enhancement in connection with six long-term lease transactions that it had previously entered into relating to its undivided interest in the Rocky Mountain Pumped Storage Hydroelectric Facility as a result of recent credit rating downgrades of AMBAC Indemnity Corporation ("AMBAC").

        On May 22, 2009, Oglethorpe entered into an agreement with Berkshire Hathaway Assurance Corporation ("Berkshire"), pursuant to which Berkshire will provide supplemental credit enhancement to the credit enhancement currently provided by AMBAC with respect to five of the six long-term lease transactions. As a result, Oglethorpe's obligation to provide replacement credit enhancement with respect to these five long-term lease transactions has been satisfied.

        A copy of the material agreements entered into in connection with the supplemental credit enhancement transactions discussed above are attached hereto as Exhibits 10.1 to 10.8 and are incorporated by reference herein.

        In addition, Oglethorpe expects to enter into an agreement with Berkshire for Berkshire to replace AMBAC as the credit enhancement provider with respect to the sixth long-term lease transaction. However, in the event that Oglethorpe is unable to implement this replacement credit enhancement within any additional time extensions granted by the investor in the owner trust formed to effectuate the sixth long-term lease transaction, then it may be required to purchase the equity interest of this investor in the owner trust. Oglethorpe currently estimates that the maximum aggregate amount of exposure it would have if it were required to purchase this equity interest is approximately $25 million. This amount is net of the accreted value of the guaranteed investment contracts that were entered into with AIG Matched Funding Corp. in connection with the six long-term lease transactions. The actual value of the guaranteed investment contracts may be more or less than the accreted value as a result of changes in interest rates and market conditions. Oglethorpe expects to have adequate liquidity to purchase the equity interest based on the maximum aggregate amount of exposure of approximately $25 million if it were required to do so.

        The information contained in this Form 8-K contains forward-looking statements, including certain plans and expectations, which are subject to numerous assumptions, risks, and uncertainties. All forward-looking statements included in this Form 8-K are based on information available at the time of the report. Oglethorpe assumes no obligation to update any forward-looking statement.

Item 9.01    Financial Statements and Exhibits

          (a)   Not applicable.

          (b)   Not applicable

          (c)   Exhibits

Exhibit No.	Description
10.1	Amendment No. 2 to Participation Agreement (P1), dated as of May 22, 2009, by and among Oglethorpe, Rocky Mountain Leasing Corporation, U.S. Bank National Association, as Owner Trustee, U.S. Bank National Association, as Co-Trustee, the Owner Participant named therein and Utrecht-America Finance Co., as Lender, together with a Schedule identifying four other substantially identical Amendments No. 2 to Participation Agreement.
10.2
Amendment No. 1 to Deed to Secure Debt, Assignment of Surety Bond and Security Agreement (P1), dated as of May 22, 2009, by and between Rocky Mountain Leasing Corporation and U.S. Bank National Association, as Co-Trustee, together with a Schedule identifying four other substantially identical Amendments No. 1 to Deed to Secure Debt, Assignment of Surety Bond and Security Agreement.
10.3
Amendment No. 1 to Subordinated Deed to Secure Debt and Security Agreement (P1), dated as of May 22, 2009, by and among Oglethorpe, U.S. Bank National Association, as Co-Trustee, and Ambac Assurance Corporation, together with a Schedule identifying four other substantially identical Amendments No. 1 to Subordinated Deed to Secure Debt and Security Agreement.
10.4
Amendment No. 1 to Head Lease Agreement (P1), dated as of May 22, 2009, by and between Oglethorpe and U.S. Bank National Association, as Co-Trustee, together with a Schedule identifying four other substantially identical Amendments No. 1 to Head Lease Agreement.
10.5
Amendment No. 1 to Facility Lease Agreement (P1), dated as of May 22, 2009, by and between U.S. Bank National Association, as Co-Trustee, and Rocky Mountain Leasing Corporation, together with a Schedule identifying four other substantially identical Amendments No. 1 to Facility Lease Agreement.
10.6
Amendment No. 1 to Facility Sublease Agreement (P1), dated as of May 22, 2009, by and between Oglethorpe and Rocky Mountain Leasing Corporation, together with a Schedule identifying four other substantially identical Amendments No. 1 to Facility Sublease Agreement.
10.7
Surety Bond Implementation Agreement (P1), dated as of May 22, 2009, by and among Oglethorpe, Rocky Mountain Leasing Corporation, the Owner Participant named therein, U.S. Bank National Association, as Owner Trustee, U.S. Bank National Association, as Co-Trustee, Ambac Assurance Corporation and Berkshire Hathaway Assurance Corporation, together with a Schedule identifying four other substantially identical Surety Bond Implementation Agreements.
10.8
Berkshire Guaranty Agreement (P1), dated as of May 22, 2009, by and between Oglethorpe and Berkshire Hathaway Assurance Corporation, together with a Schedule identifying four other substantially identical Berkshire Guaranty Agreements.

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)
Date: May 26, 2009	By:	/s/ THOMAS A. SMITH Thomas A. Smith President and Chief Executive Officer

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  Item 1.01 Entry into a Material Definitive Agreement.
  Item 9.01 Financial Statements and Exhibits
SIGNATURES